Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:
Craig E. Dahl, CEO
Alaska Pacific Bank
907-790-5101
CDahl@alaskapacificbank.com
www.AlaskaPacificBank.com

Alaska Pacific Bank Agrees to Regulatory Order
Implementing a Corrective Action Plan

JUNEAU, Alaska, October 1, 2010 – Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the holding company for Alaska Pacific Bank (“Bank”) announced today that the Company and the Bank have each signed agreements with the Office of Thrift Supervision (“OTS”), to consent to the issuance of a cease and desist order. The agreements are a formal action by the OTS requiring the Company and the Bank to continue to take corrective measures in a number of areas to strengthen its financial condition and operations.

Pursuant to the agreements the Bank and the Company have been taking actions relating to earnings, capital levels, and asset quality.  Specifically, the Bank is required to maintain its Tier 1 (Core) Capital Ratio equal to or greater than 8% after providing for an adequate allowance for loan and lease losses and Total Risk-Based Capital Ratio equal to or greater than 12%. “The Bank is in compliance with the capital requirements, with over 10% of Tier-1 (Core Capital) and more than 14% Risked-Based Capital as of September 30, 2010,” stated Craig E. Dahl, Chief Executive Officer of the Company and the Bank.

In addition, the Company and the Bank are directed to take certain corrective measures in areas including reducing classified assets, liquidity management and incorporating the terms of the agreements into an updated three year strategic plan. The agreements also require the Company and Bank to obtain prior regulatory approval before the payment of cash dividends or the appointment of any senior executive officers or directors.

“We have been working closely with the OTS throughout their review process and believe we have already fulfilled many of the requirements of the agreements. We are very disappointed with this action given the progress we have made, and the economic stability of the market in which we operate,” said Dahl.

The Company and the Bank have made significant strides in reducing their classified and non-performing assets; have hired a full-time compliance officer, as well as contracting with independent firms to assist in the review and adherence to regulatory compliance issues and to perform an internal audit and compliance risk assessment to strengthen their overall audit plan, and have established the required liquidity policies and processes.

The Company and Bank will continue working to ensure that existing policies and procedures address the matters in the agreements, and will continue to provide a high level of service to their customers and communities of Southeast Alaska with personal, mortgage and business loans along with all other deposit and retail services.

Administration •2094 Jordan Avenue• Juneau, Alaska 99801
(907) 789-4844 •Fax: (907) 790-5110 • Website: www.alaskapacificbank.com

Alaska Pacific Bank is a locally-owned, community bank serving Southeast Alaska since 1935. The Bank offers a full range of banking services to individuals and businesses through its offices in Juneau, Ketchikan, and Sitka, Alaska. Alaska Pacific Bank is a federally-chartered savings bank headquartered in Juneau, Alaska and is the sole subsidiary of, publicly traded, Alaska Pacific Bancshares, Inc.

Safe Harbor Statement:  Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs, our ability to manage loan delinquency rates, the ability to successfully expand existing relationships, deposit pricing and the ability to gather low-cost deposits, expanding or maintaining the net interest margin, interest rate risk, the local and national economic environment, and other risks and uncertainties discussed from time to time in Alaska Pacific Bancshares’s filings with the Securities and Exchange Commission (“SEC”).  Accordingly, undue reliance should not be placed on forward-looking statements.  These forward-looking statements speak only as of the date of this release.  Alaska Pacific Bancshares undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.   Investors are encouraged to read the SEC report of Alaska Pacific Bancshares, particularly its Form 10-K for the fiscal year ended December 31, 2009 and Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.

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